As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-206174

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-206174

UNDER THE SECURITIES ACT OF 1933

HEALTHCARE REALTY TRUST INCORPORATED

(HRTI, LLC, as successor by conversion of Healthcare Realty Trust Incorporated)

(Exact name of registrant as specified in its charter)

Maryland	62-1507028
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700 Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

Healthcare Realty Trust Incorporated

2015 Stock Incentive Plan

(Full title of the plan)

Andrew E. Loope

Senior Vice President, Corporate Counsel and Secretary

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

(615) 269-8175

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

James H. Nixon III, Esq.

David R. Clay, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by HRTI, LLC, the successor entity to Healthcare Realty Trust Incorporated (the “Registrant”), relates to the Registration Statement on Form S-8 (Registration No. 333-206174) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on August 6, 2015, pertaining to the registration of 3,500,000 shares of common stock, par value $.01 per share, of the Registrant issuable pursuant to the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan.

On July 20, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 2022, by and among the Registrant, Healthcare Trust of America, Inc. (“HTA”), Healthcare Trust of America Holdings LP, and HR Acquisition 2, LLC, a subsidiary of HTA (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving entity. As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 21, 2022.

HRTI, LLC, as successor by conversion of Healthcare Realty Trust Incorporated

By:	/s/ Andrew E. Loope
Name:	Andrew E. Loope
Title:	Senior Vice President, Corporate Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.